Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-104230, 333-82230, 333-60294, 333-53657, 333-43768, and 333-92003 on Form
S-3 and Registration Statement Nos. 333-53765, 333-40472, 333-79151 on Form S-8 of our report dated February 18, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" in Note 1G, (ii) the adoption of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" in Note 1N, (iii) the adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations" in Note 7, (iv) the adoption of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN 46) in Note 1O, and (v) revisions made to Note 1G and Note 1P related to the impact of the cumulative effect of change in accounting principles, and reclassifications, discussed in Note 1B reflected in the Consolidated Statement of Income and Cash Flows related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in this Annual Report on Form 10-K of KeySpan Corporation for the year ended December 31, 2003.



/s/Deloitte & Touche LLP
New York, New York
March 10, 2004